Exhibit 107.1

Calculation of Filing Fee Table

Form S-3

(Form Type)

Uniti Group Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $.0001 par value per share (3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Preferred Stock, $.0001 par value per share (3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Debt	Debt Securities (3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Depositary shares (3)(4)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Purchase Contracts (3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Equity	Units (3)(5)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
	Other	Warrants (3)	456(b) and 457(r)	(1)	(1)	(1)	(2)	(2)
Fees Previously Paid	N/A	–	–	–	–	–	–	–
Total Offering Amounts								(1)
Total Fees Previously Paid								–
Total Fee Offsets								–
Net Fee Due								(2)

(1)	An unspecified number of the securities of each identified class is being registered for possible issuance from time to time at indeterminate prices. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.
(2)	In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended (the “Securities Act”), we are deferring payment of all applicable registration fees. Registration fees will be paid subsequently on a pay-as-you-go basis.
(3)	This registration statement also covers an indeterminate amount of each identified class of securities as may be issued upon conversion of, or in exchange for, or upon exercise of, or pursuant to, convertible or exchangeable securities that provide for exercise or conversion into or purchase of such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are issued in units or represented by depositary shares.
(4)	Each depositary share will be issued under a deposit agreement and will be evidenced by a depositary receipt. In the event Uniti Group Inc. elects to offer to the public fractional interests in shares of the preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such fractional interests, and shares of preferred stock will be issued to the depositary under the deposit agreement. No separate consideration will be received for the depositary shares.
(5)	Units may consist of two or more securities in any combination, which may or may not be separable from one another. Each unit will be issued under a unit agreement.

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